Exhibit (h)(5)

AMENDMENT

DATED NOVEMBER 29, 2017 TO

AMENDED AND RESTATED

ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT

for MassMutual Premier Funds

WHEREAS, MassMutual Premier Funds (the “Trust”) on behalf of each of its series listed on Exhibit B thereto (each, a “Fund”) and MML Investment Advisers, LLC (the “Manager”) have entered into an Amended and Restated Administrative and Shareholder Services Agreement dated as of April 1, 2014 (the “Agreement”).

WHEREAS, the Trust, on behalf of each Fund, and the Manager wish to amend the Agreement as follows:

Pursuant to Article V, Section C, the following hereby replaces, in its entirety, Article II: Expenses:

ARTICLE II: EXPENSES

A. Expenses. The Manager shall pay all of its own expenses incurred in performing its obligations under this Agreement, but shall not be responsible for paying any expenses of any Fund. The Manager will make available, without expense to a Fund, the services of such of its (or its affiliates’) directors, officers, and employees as may duly be elected Trustees or officers of the Trust, subject to their individual consent to serve and to any limitations imposed by law. The Manager will pay the compensation of such of its (or its affiliates’) directors, officers, and employees as may duly be elected Trustees or officers of the Trust. The Manager will not be required to pay any expenses of the Trust other than those specifically allocated to it in this Agreement. In particular, but without limiting the generality of the foregoing, the Manager will not be required to pay: fees and expenses incurred by the Trust in connection with membership in investment company organizations or the cost of subscriptions to investment company-related periodicals for the Trust’s Trustees; brokers’ commissions; fees or expenses of portfolio pricing or valuation services; legal, auditing, or accounting expenses; taxes or governmental fees; fees and expenses of the Fund’s transfer agent; fees payable under any Rule 12b-1 plan; the cost of preparing share certificates or any other expenses, including clerical expenses, incurred in connection with the issue, sale, underwriting, redemption, or repurchase of shares of a Fund; the cost of any insurance or fidelity bond; the expenses of and fees for registering or qualifying securities for sale; interest on account of any borrowing by a Fund; the fees and expenses of Trustees of the Trust who are not affiliated with the Manager (or its affiliates); the cost of preparing and distributing reports and notices to shareholders; public and investor relations expenses; the cost of producing and printing prospectuses that are provided to existing shareholders; the costs of Trustees’ meetings; fees paid to third parties for materials used in connection with the Trustees’ annual consideration of investment management and investment sub-advisory agreements for the Funds; costs and expenses of litigation; the fees or disbursements of custodians of a Fund’s assets, including expenses incurred in the performance of any obligations enumerated by the Declaration of Trust or By-Laws of the Trust insofar as they govern agreements with any such custodian; fees paid to third parties to assist the Funds in making required regulatory filings with government agencies including, but not limited to, the Securities and Exchange Commission; and any other extraordinary or nonrecurring expenses.

Each Fund may from time to time agree to make payments to third parties (who may be affiliates of the Manager) in respect of Shareholder Services provided by them, at such rates or in such amounts as the Fund and such third parties may from time to time agree. The payment by a Fund of any such amounts to third parties will not, except to the extent the Fund and the Manager otherwise expressly agree in writing, relieve the Fund of any payment obligation under this Agreement or reduce any amount payable by the Fund to the Manager under this Agreement, or otherwise affect any obligation of the parties under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

MASSMUTUAL PREMIER FUNDS on behalf of its series identified on Exhibit B thereto, as the same may from time to time be amended

By:	/s/ Renee Hitchcock
Renee Hitchcock
CFO and Treasurer

MML INVESTMENT ADVISERS, LLC

By:	/s/ Eric Wietsma
Eric Wietsma
President